Exhibit 10.21
BASE SALARIES OF EXECUTIVE OFFICERS OF THE COMPANY
     The following are the base salaries (on an annual basis) of the executive officers of the Company:

Name and Title	Base Salary(1)

Solomon S. Steiner Chairman, President and Chief Executive Officer	$375,000
Gerard J. Michel Chief Financial Officer, Vice President Corporate Development and Treasurer	$310,000
F. Scott Reding Chief Financial Officer and Treasurer	$195,000
Roderike Pohl Vice President, Research	$200,000
Erik Steiner Vice President, Operations	$200,000
Andreas Pfützner Chief Medical Officer	$346,799

(1)	Base salaries effective December 1, 2007, with the exception of Mr. Reding, who resigned from the Company effective November 13, 2007, and Dr. Pfützner, whose salary represents payments received from the Company for the year ended September 20, 2007 pursuant to his consulting agreement with the Company.